Exhibit 99.1

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575
NEWS RELEASE

DEL MONTE FOODS COMPANY DECLARES FIRST DIVIDEND

SAN FRANCISCO, December 16, 2005 — Del Monte Foods Company (NYSE: DLM) (the “Company”), one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products, today announced that its Board of Directors has declared a cash dividend of $0.04 per share of Company common stock. This represents the first dividend declared by the Company since its initial public offering in 1999.
“Del Monte continues to invest in our future. As well, we are pleased to announce this dividend which is consistent with our commitment to create value for our shareholders,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “We have successfully executed against our strategy to reduce Del Monte’s leverage. We are now able to return value to our shareholders through a quarterly dividend, in addition to the recent stock buyback program we announced earlier this fiscal year.”
The dividend is aligned with the Company’s overall cash flow strategy, which is focused on maintaining the Company’s financial flexibility while returning value to shareholders. In fiscal 2005, the Company generated approximately $200 million in free cash flow (cash provided by operating activities less cash used in investing activities) and reduced debt by approximately $70 million. Additionally, in June 2005, under its accelerated stock buyback program, the Company purchased approximately 12 million shares of its common stock for an upfront payment of approximately $125 million, subject to adjustment. The Company currently expects to generate $190 to $200 million in free cash flow in fiscal 2006.
Wolford continued, “This dividend is supported by our cash flow generation capabilities and is consistent with the objectives of Project Brand, our strategic plan to return value to shareholders through enhanced focus on our powerful portfolio of brands and steadfast execution of our financial strategy. Declaring a dividend demonstrates our confidence in Del Monte’s long term growth opportunities as well as a strong commitment to continuing to create shareholder value.”
The declared $0.04 per share dividend will be paid on February 2, 2006 to stockholders of record as of the close of business on January 19, 2006.

The Company expects quarterly dividends going forward to be paid during the first week of February, May, August and November, and anticipates a total annual dividend of $0.16 per common share. However, the actual declaration of future cash dividends, and the establishment of record and payment dates, will be subject to final determination by the Board of Directors each quarter after its review of the Company’s financial performance and applicable debt covenants.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to our expected fiscal 2006 free cash flow and our anticipated total annual dividend of $0.16 per share of common stock. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, if any, is subject to final determination by our Board of Directors each quarter after its review of our financial performance and applicable debt covenants. Our declaration of future dividends is subject to risks and uncertainties, including: deterioration of our financial performance or position; inability to declare a dividend in compliance with applicable laws or debt covenants; an increase in our cash needs or decrease in available cash; and the business judgment of the Board of Directors that a declaration of a dividend is not in the Company’s best interests, as well as other risks that may be detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission.
Factors that could affect our financial performance or position, compliance with applicable debt covenants, or our fiscal 2006 free cash flow include those risks and uncertainties detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly report on Form 10-Q for the three and six months ended October 30, 2005.
Investors are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
CONTACTS:

Media
Brandy Bergman/Robin Weinberg
Citigate Sard Verbinnen
(212) 687-8080
Analysts
Jennifer Garrison
Del Monte Foods
(415) 247-3382

# # #

2